Free Writing Prospectus pursuant to Rule 433 dated May 16, 2024

Registration Statement No. 333-269296

Market Linked Notes — Contingent Fixed Return and Principal Return at Maturity Notes Linked to the Lowest Performing of the Russell 2000® Index and the S&P 500® Index due June 3, 2027

Summary of Terms		Hypothetical Payout Profile*
Company (Issuer) and Guarantor:	GS Finance Corp. (issuer) and The Goldman Sachs Group, Inc. (guarantor)

Lowest Performing Underlier Performance
Security Performance
100%
50%
20%
0%
-50%
-100%
Hypothetical pre-tax total rate of return
-100%
-50%
0%
50%
100%
Hypothetical underlier return of the lowest performing underlier

* assumes a contingent fixed return of 20.00% of the face amount per note ($200.00 per note).

If the ending level of the lowest performing underlier is less than its starting level, you will not receive any positive return on the notes.

You should read the accompanying preliminary pricing supplement dated May 16, 2024, which we refer to herein as the accompanying preliminary pricing supplement, to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc.

The notes are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This document should be read in conjunction with the following:

●
Preliminary pricing supplement dated May 16, 2024
●
WFS Product Supplement No. 4 dated February 24, 2023
●
Underlier supplement no. 39 dated March 25, 2024
●
Prospectus supplement dated February 13, 2023
●
Prospectus dated February 13, 2023

Market measures (each referred to as an “underlier,” and collectively as the “underliers”):	the Russell 2000® Index and the S&P 500® Index
Pricing date:	expected to be May 28, 2024
Issue date:	expected to be May 31, 2024
Calculation day:	expected to be May 28, 2027
Stated maturity date:	expected to be June 3, 2027
Starting level:	with respect to an underlier, the closing level of such underlier on the pricing date
Ending level:	with respect to an underlier, the closing level of such underlier on the calculation day
Lowest performing underlier:	the underlier with the lowest underlier return
Underlier return:	ending level – starting level starting level
Contingent fixed return:	at least 20.00% of the face amount per note (at least $200.00 per note)
Payment amount at maturity (for each $1,000 face amount of your notes):
•
if the ending level of the lowest performing underlier is greater than or equal to its starting level: $1,000 plus the contingent fixed return; or
•
if the ending level of the lowest performing underlier is less than its starting level: $1,000

Underwriting discount:

up to 3.325% of the face amount*; Wells Fargo Securities, LLC (“WFS”) is the agent for the distribution of the notes. WFS will receive the underwriting discount of up to 3.325% of the aggregate face amount of the notes sold. The agent may resell the notes to Wells Fargo Advisors (“WFA”) at the original issue price of the notes less a concession of 2.25% of the aggregate face amount of the notes. In addition to the selling concession received by WFA, WFS advises that WFA may also receive out of the underwriting discount a distribution expense fee of 0.075% for each $1,000 face amount of a note WFA sells.

The estimated value of your notes at the time the terms of your notes are set on the pricing date is expected to be between $925 and $955 per $1,000 face amount. See the accompanying preliminary pricing supplement for a further discussion of the estimated value of your notes.

CUSIP:	40058AJU9
Tax consequences:	See “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the accompanying preliminary pricing supplement

* In addition, in respect of certain notes sold in this offering, GS&Co. may pay a fee of up to 0.35% of the aggregate face amount of the notes sold to selected notes dealers in consideration for marketing and other services in connection with the distribution of the notes to other securities dealers.

The notes have more complex features than conventional debt securities and involve risks not associated with conventional debt securities. See “Risk Factors” in this term sheet and in the accompanying preliminary pricing supplement. This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underliers, the terms of the notes and certain risks.

About Your Notes

GS Finance Corp. and The Goldman Sachs Group, Inc. have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement, underlier supplement no. 39, WFS product supplement no. 4 and preliminary pricing supplement listed below) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement, underlier supplement no. 39, WFS product supplement no. 4 and preliminary pricing supplement, and any other documents relating to this offering that GS Finance Corp. and The Goldman Sachs Group, Inc. have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at sec.gov. Alternatively, we will arrange to send you the prospectus, prospectus supplement, underlier supplement no. 39, WFS product supplement no. 4 and preliminary pricing supplement if you so request by calling (212) 357-4612.

Risk Factors

An investment in the notes is subject to risks. Many of the risks are described in the accompanying preliminary pricing supplement, accompanying WFS product supplement no. 4, accompanying underlier supplement no. 39, accompanying prospectus supplement and accompanying prospectus. Below we have provided a list of risk factors discussed in the accompanying preliminary pricing supplement (but not those discussed in the accompanying WFS product supplement no. 4, accompanying underlier supplement no. 39, accompanying prospectus supplement and accompanying prospectus). In addition to the below, you should read in full “Selected Risk Considerations” in the accompanying preliminary pricing supplement, “ Risk Factors” in the accompanying WFS product supplement no. 4, “Additional Risk Factors Specific to the Securities” in the accompanying underlier supplement no. 39, as well as the risks and considerations described in the accompanying prospectus supplement and accompanying prospectus.

The following risk factors are discussed in greater detail in the accompanying preliminary pricing supplement:

Risks Related to Structure, Valuation and Secondary Market Sales

▪
The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Pricing Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Offering Price Of Your Notes
▪
The Notes Are Subject to the Credit Risk of the Issuer and the Guarantor
▪
The Amount Payable on Your Notes Is Not Linked to the Closing Level of the Underliers at Any Time Other Than the Calculation Day
▪
Because the Notes Are Linked to the Performance of the Lowest Performing Underlier, You Have a Greater Risk of Receiving No Positive Return on Your Investment Than If the Notes Were Linked to Just One Underlier
▪
You May Receive Only the Face Amount of Your Notes at Maturity.
▪
The Maturity Payment Amount Will Be Based Solely on the Lowest Performing Underlier
▪
Your Notes Do Not Bear Interest
▪
The Potential for the Value of Your Notes to Increase Will Be Limited
▪
You Have No Shareholder Rights or Rights to Receive Any Underlier Stock
▪
The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors

Additional Risks Related to the Russell 2000® Index

▪
There are Small-Capitalization Stock Risks Associated with the Russell 2000® Index

Risks Related to Tax

▪
Certain Considerations for Insurance Companies and Employee Benefit Plans
▪
Your Notes Will Be Treated as Debt Instruments Subject to Special Rules Governing Contingent Payment Debt Instruments for U.S. Federal Income Tax Purposes
▪
Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Notes, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Notes to Provide Information to Tax Authorities

For details about the license agreement between each underlier sponsor and the issuer, see “The Underliers — Russell 2000® Index” and “The Underliers — S&P 500® Index” on pages S-79 and S-116 of the accompanying underlier supplement no.39, respectively.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underliers, the terms of the notes and certain risks.